SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    --------


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported) January 13, 1998




                        Diamond Cable Communications Plc
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               (Exact name of Registrant as Specified in Charter)


           England                 33-83740                      N/A
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(State or Other Jurisdiction      (Commission             (I.R.S. Employer
     of Incorporation)           File Number)            Identification No.)


Diamond Plaza, Daleside Road, Nottingham NG2 3GG, England.      (N/A)
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(Address of principal executive offices)                      (Zip code)

                                 44-115-912-2217
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              (Registrant's telephone number, including area code)

                                      (N/A)
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          (Former Name or Former Address, if Changed Since Last Report)

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

         Not applicable.


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         Not applicable.


ITEM 3.  BANKRUPTCY OR RECEIVERSHIP.

         Not applicable.


ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

         Not applicable.


ITEM 5.  OTHER EVENTS.

         On January 13, 1998, Diamond Cable Communications Plc issued to the public a press release announcing fourth quarter results and other developments.


ITEM 6.  RESIGNATIONS OF REGISTRANT'S DIRECTORS.

         Not applicable.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         Not applicable.


ITEM 8.  CHANGE IN FISCAL YEAR.

         Not applicable.










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



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           Diamond Cable Communications Plc
                                                    (Registrant)



                                           By /s/Nicholas Millard
                                              ---------------------------------
                                              Nicholas Millard
                                              Chief Financial Officer


Dated: January 13, 1998





















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



                                INDEX TO EXHIBITS


                                                                   Sequentially
Exhibit Number                                                     Numbered Page
--------------                                                     -------------

1.1                Press Release Announcing Fourth Quarter
                   Results and Other Developments                       5




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


                                                                     Exhibit 1.1

[DIAMOND CABLE
COMMUNICATIONS
     LOGO]




                          DIAMOND CABLE -- NEWS RELEASE

                             DIAMOND CABLE ANNOUNCES
                       1997 PRELIMINARY OPERATING RESULTS

      Diamond Cable Communications Plc, which owns and operates a telecommunications and cable television business focused on the East Midlands area of England, today announced preliminary operating results for the year ended December 31, 1997. During 1997, while the Company continued to focus on designing and building its cable network, it also took steps to improve its marketing and sales organization and achieved positive earnings before interest, taxes, depreciation and amortization, foreign exchange gains and losses and realized and unrealized gains and losses on derivative financial instruments ("EBITDA") for the year. Homes passed by civils construction and homes activated increased by approximately 5% and 11%, respectively, in the fourth quarter, to 533,800 and 502,500, respectively, at December 31, 1997. Homes marketed increased by approximately 50,000 (14%) in the fourth quarter, to approximately 405,800.

      The Company also reported increases in all categories of customers in the period. Cable television subscribers increased to approximately 83,750 at December 31, 1997 from 71,435 at September 30, 1997. Residential telephone lines connected also increased to approximately 156,200 at year end 1997 from 136,925 at September 30, 1997, and business lines connected increased to approximately 27,120 at December 31, 1997 from 25,405 at September 30, 1997. At December 31, 1997, penetration of homes marketed for basic cable television subscribers and residential telephone lines were 20.6% and 38.5%, respectively.

      When the Company completes its financial reporting for the year just ended, it expects to report EBITDA of approximately (pound)4 million for the fourth quarter of 1997 and over (pound)11 million for the full year.

      Certain of the Company's subsidiaries are parties to an amended senior bank lending facility (the "Senior Bank Facility"), which provided for a borrowing facility of up to (pound)175 million. The Company is planning to issue, through a subsidiary, approximately (pound)160 million in senior debt that will replace, in large part, the anticipated borrowing under the Senior Bank Facility, and, in the event the proposed issue is completed, the Group will terminate the Senior Bank Facility.

      In connection with the acceleration of the receipt of funds from the proposed issue, the Group has reviewed its capital expenditure estimates. The Group currently estimates that the additional capital expenditures from September 30, 1997 required for the Group to complete construction sufficient to satisfy its aggregate milestone obligations of approximately 1.02 million premises will be approximately (pound)470 million (including estimated subscriber connection expenses), although further capital expenditures would be required to complete the network. These expenditures could vary significantly depending on a number of factors, including the number of customers actually connected to the network and the availability of construction resources.

      At December 31, 1997, the Group had constructed and activated a network comprising approximately 52% of its aggregate milestones. The Group estimates that the net proceeds from the proposed debt issue (if completed), existing cash resources and future cash flows from operations will be sufficient to complete the construction and activation of its network to almost 80% of its aggregate final milestones, which level the Group estimates it will achieve during the fourth quarter of 1999. Thereafter, the Group will be required to obtain further debt and/or equity financing to complete construction sufficient to satisfy its aggregate milestones.

      The Company expects to announce the remainder of its operating results at the time it files its annual report with the US Securities and Exchange Commission, expected to be on or before March 31, 1998.


Enquiries: Bob Goad (+1-317) 844 1323, Nicholas Millard (+44115) 912 2217 or Rebecca Walsh (+44115) 912 2536

                              End of Press Release


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